Exhibit 99.1

Energy Focus, Inc. Reports Fourth Quarter and Full Year 2017
Results

SOLON, Ohio, February 22, 2018 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in LED lighting technologies, today announced financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter Highlights:

•	Net sales for the fourth quarter of $4.7 million compared to $7.2 million in the fourth quarter of 2016.

•	Gross profit was $1.6 million, or 34.3 percent of net sales, for the fourth quarter of 2017 compared to negative gross profit of $1.1 million in the fourth quarter of 2016.

•	Fourth quarter 2017 operating expenses of $3.5 million compared to $6.7 million in the fourth quarter of 2016.

•	Fourth quarter net loss of $1.9 million, or a loss of $0.16 per diluted share, compared to $7.8 million, or a loss of $0.67 per share, from the fourth quarter of 2016.

•	Successful market introduction of the industry’s first fully-integrated, UL Approved, emergency backup TLED.

•	Achieved national sales penetration with the signing of 30 Sales Agents and the hiring of five experienced Regional Sales Managers to manage our Agency network.

Full Year Highlights:

•	Full year net sales of $19.8 million compared to $31.0 million in 2016, driven by a 71 percent decline in military maritime sales.

•	Full year commercial net sales of $15.2 million represents record-level commercial LED net sales in the Company’s history and a 2.8 percent increase over 2016 levels.

•
Operating efficiency and cost improvements resulted in full year 2017 gross profit as a percent of sales of 24.3 percent, comparable to 2016, despite a 36.0 percent decline in year-over-year year net sales.

•
Achieved an $8.4 million, or 34.3 percent, reduction in full year operating expenses, including restructuring charges and impairment losses. Excluding restructuring charges and impairment losses of $1.8 million, year-over-year operating expenses decreased by $9.4 million, or 39.7 percent, from 2016 levels.

•	Full year net loss of $11.3 million, or loss of $0.95 per diluted share, compared to $16.9 million, or a loss of $1.45 per share, compared to 2016.

•	Reduced year-over-year cash burn by $10 million to $5.9 million in 2017 compared to $16.6 million in 2016.

•	Ended the year with $10.8 million in cash and no debt.

Dr. Ted Tewksbury, Chairman, Chief Executive Officer and President, commented, “When I started as CEO last February, I announced a turnaround plan consisting of three basic elements - First, reduce operating expenses by approximately $10 million year-over-year. Second, put in place a nationwide sales force to drive top line growth and third, build a new product engine that will continuously generate innovative products to grow revenue and profits over the long term. We made outstanding progress on each of these three of these objectives in 2017. We successfully reduced operating expenses by $9.4 million excluding restructuring charges, reducing our net loss by 65 percent year-over-year, despite declining revenue. We built an agency-based sales network consisting of 30 agencies, which is already generating increases in our sales pipeline, quoting activity and backlog. Finally, we launc

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

hed RedCap, the industry’s first emergency battery backup tubular LED and defined an innovative roadmap of next generation LED products to drive longer term growth.”

A further breakdown of net sales is shown below (in thousands):

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Commercial products	$3,013	$3,299	$15,217	$14,809
Military maritime products	1,714	3,887	4,629	16,189
Total net sales	$4,727	$7,186	$19,846	$30,998

Financial Results:

Net sales of $4.7 million for the fourth quarter of 2017 decreased 34.2 percent compared to the fourth quarter of 2016, principally due to lower military maritime product sales, which experienced a quarter-over-quarter decline of 55.9 percent due to our distributor’s ability to satisfy U.S. Navy demand for our products out of their existing inventory balances. Net sales of our commercial products decreased 8.7 percent compared to the fourth quarter of 2016, reflecting the timing of our customers’ projects and installation schedules.

Gross profit was $1.6 million, or 34.3 percent of net sales, for the fourth quarter of 2017, compared to negative gross profit of $1.1 million for the fourth quarter of 2016. The fourth quarter 2017 gross margin was favorably impacted by a net $0.8 million adjustment to the excess inventory reserve due to the Company’s strategic efforts to liquidate inventory previously identified as excess. The 2016 gross margin was negatively impacted due to a $3.3 million, net write-off of excess inventory at December 31, 2016.

Operating loss, loss from continuing operations and net loss was $1.9 million for the quarter, or a loss of $0.16 per share, compared to operating loss, loss from continuing operations and net loss of $7.8 million, or a loss of $0.67 per share, in last year’s same period.

Net sales of $19.8 million for the full year decreased 36.0 percent compared to 2016, principally due to lower military maritime product sales, which experienced a year-over-year decline of 71.4 percent due to our distributor’s ability to satisfy U.S. Navy demand for our products out of their existing inventory balances. Net sales of our commercial products increased 2.8 percent, due to our ability to further penetrate our commercial and industrial markets.

Gross profit for 2017 was $4.8 million compared to $7.7 million in 2016. The year-over-year decline in gross profit was principally driven by lower sales volumes and changes in mix between our commercial and military maritime products. Our 2017 gross profit as a percent of net sales of 24.3 percent was comparable with our 2016 gross profit as a percent of net sales of 24.8 percent. As a result of our 2017 restructuring initiative and our efforts to improve operating efficiencies, we were successful in maintaining our manufacturing overhead as a percentage of net sales to 2016 levels, in spite of lower sales volumes. Additionally, the 2017 gross margin was favorably impacted by a $1.4 million net inventory adjustment to the excess inventory reserves due to the Company’s strategic efforts to liquidate inventory, previously identified as excess. The 2016 gross margin was negatively impacted due to a $3.3 million write-off of excess inventory during the year.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Operating loss, loss from continuing operations and net loss was $11.3 million for the year, or a loss of $0.95 per share, compared to operating loss of $16.8 million and a loss from continuing operations and net loss of $16.9 million, or a loss of $1.45 per share, in last year’s same period.

At December 31, 2017, our cash and cash equivalents balance was $10.8 million, compared to $16.6 million at December 31, 2016. Net cash used in operating activities of $5.9 million in 2017 compared to $16.6 million in 2016. Net cash used in operating activities results from the net losses incurred, adjusted for non-cash items, including: depreciation and amortization, stock based compensation, the adjustment to the excess inventory reserve, and changes in working capital.

Dr. Tewksbury concluded, “2017 was a transitional year as we built the engine to drive growth and profitability. Revenue is a lagging indicator due to the characteristic 6 to 12 month sales cycle times in the lighting industry. While I had not expected to see revenue from the agency channel in 2017, I was very pleased to see the first agency contributions of $1.6 million in Q4. We are also seeing enthusiastic customer adoption of RedCap and shipped our first units in Q4. As a result of these successes, we entered the first quarter of 2018 with the highest sales backlog since the fourth quarter of 2016. While visibility remains limited, we expect our 2017 foundational achievements to deliver increasing revenue, profitability and value for our shareholders throughout 2018.”

Earnings Conference Call:

Energy Focus, Inc. will host a conference call and webcast on February 22, 2018 at 11:00 a.m. ET to review the fourth quarter and full year 2017 financial results, followed by a Q & A session. To participate in the call, please dial 800-239-9838 if calling within the United States, or 323-794-2551 if calling internationally. A replay will be available until March 1, 2018, which can be accessed by dialing 844-512-2921 if calling within the United States, or 412-317-6671 if calling internationally. Please use passcode 3012693 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet accessible in the Company section of the Energy Focus corporate website, under “Investors” at http://investors.energyfocus.com/.

Forward Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) our history of operating losses and our ability to effectively implement cost-cutting measures and generate sufficient cash from operations or receive sufficient financing, on acceptable terms, to

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

continue our operations; (ii) our reliance on a limited number of customers, in particular our historical sales of products for the U.S. Navy, for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (iii) the entrance of new competitors in our target markets; (iv) general economic conditions in the United States and in other markets in which we sell our products; (v) our ability to implement and manage our growth plans to diversify our customer base, increase sales, and control expenses; (vi) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (vii) the timing of large customer orders and significant expenses, and fluctuations between demand and capacity, as we invest in growth opportunities; (viii) our dependence on military maritime customers and on the levels of government funding available to such customers, as well as funding resources of our other customers in the public sector and commercial markets; (ix) market acceptance of LED lighting technology; (x) our ability to respond to new lighting technologies and market trends, and fulfill our warranty obligations with safe and reliable products; (xi) any delays we may encounter in making new products available or fulfilling customer specifications; (xii) our ability to compete effectively against companies with greater resources, lower cost structures, or more rapid development efforts; (xiii) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; (xiv) the impact of any type of legal inquiry, claim, or dispute; (xv) our reliance on a limited number of third-party suppliers, our ability to obtain critical components and finished products from such suppliers on acceptable terms, and the impact of our fluctuating demand on the stability of such suppliers; (xvi) our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine channels; (xvii) our ability to successfully scale our network of sales representatives, agents, and distributors to match the sales reach of larger, established competitors; (xviii) any flaws or defects in our products or in the manner in which they are used or installed; (xix) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xx) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations; (xxi) our ability to attract and retain qualified personnel, and to do so in a timely manner; and (xxii) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company.

About Energy Focus

Energy Focus is an industry-leading innovator of energy-efficient LED lighting technology. As the creator of the first UL-verified low-flicker LED products on the U.S. market, Energy Focus products provide extensive energy and maintenance savings, and aesthetics, safety, health and sustainability benefits over conventional lighting. Our customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, and Fortune 500 companies.

Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.

###

Contact:

Energy Focus, Inc.
Michael H. Port
Chief Financial Officer
ir@energyfocus.com
(440) 715-1300

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$10,761	$16,629
Trade accounts receivable, less allowances of $42 and $236, respectively	3,595	5,640
Inventories, net	5,718	9,469
Prepaid and other current assets	596	882
Assets held for sale	225	—
Total current assets	20,895	32,620

Property and equipment, net	1,097	2,325
Other assets	159	33
Total assets	$22,151	$34,978

LIABILITIES
Current liabilities:
Accounts payable	$1,630	$3,257
Accrued liabilities	130	498
Accrued payroll and related benefits	394	522
Accrued sales commissions	124	325
Accrued restructuring - short-term	170	—
Accrued warranty reserve	174	331
Deferred revenue	5	—
Total current liabilities	2,627	4,933

Other liabilities	232	107
Total liabilities	2,859	5,040

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2017 and 2016
Issued and outstanding: no shares in 2017 and 2016	—	—
Common stock, par value $0.0001 per share:
Authorized: 30,000,000 shares in 2017 and 2016
Issued and outstanding: 11,868,896 at December 31, 2017 and 11,710,549 at December 31, 2016	1	1
Additional paid-in capital	127,493	126,875
Accumulated other comprehensive income (loss)	2	(1)
Accumulated deficit	(108,204)	(96,937)
Total stockholders’ equity	19,292	29,938
Total liabilities and stockholders’ equity	$22,151	$34,978

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net sales	$4,727	$7,186	$19,846	$30,998
Cost of sales	3,105	8,258	15,025	23,321
Gross profit	1,622	(1,072)	4,821	7,677

Operating expenses:
Product development	674	1,070	2,940	3,537
Selling, general, and administrative	2,513	4,790	11,315	20,113
Loss on impairment	185	857	185	857
Restructuring	128	—	1,662	—
Total operating expenses	3,500	6,717	16,102	24,507
Loss from operations	(1,878)	(7,789)	(11,281)	(16,830)

Other expenses (income):
Interest expense	1	—	2	—
Other expenses (income)	94	11	99	18

Loss from continuing operations before income taxes	(1,973)	(7,800)	(11,382)	(16,848)
(Benefit from) provision for income taxes	(115)	5	(115)	27
Loss from continuing operations	(1,858)	(7,805)	(11,267)	(16,875)

Discontinued operations:
Loss on disposal of discontinued operations	—	—	—	(12)
Loss from discontinued operations	—	—	—	(12)

Net loss	$(1,858)	$(7,805)	$(11,267)	$(16,887)

Net loss per share - basic:
From continuing operations	$(0.16)	$(0.67)	$(0.95)	$(1.45)
From discontinued operations	—	—	—	—
Net loss per share - basic:	$(0.16)	$(0.67)	$(0.95)	$(1.45)

Net loss per share - diluted:
From continuing operations	$(0.16)	$(0.67)	$(0.95)	$(1.45)
From discontinued operations	—	—	—	—
Net loss per share - diluted:	$(0.16)	$(0.67)	$(0.95)	$(1.45)

Weighted average shares used in computing net loss per share:
Basic	11,858	11,696	11,806	11,673
Diluted	11,858	11,696	11,806	11,673

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Cash flows from operating activities:
Net loss	$(1,858)	$(7,805)	$(11,267)	$(16,887)
Loss from discontinued operations	—	—	—	(12)
Loss from continuing operations	(1,858)	(7,805)	(11,267)	(16,875)

Adjustments to reconcile net loss to net cash used in operating activities:
Loss on impairment	185	857	185	857
Depreciation	167	250	681	805
Stock-based compensation	182	284	807	1,360
Stock-based compensation reversal	—	—	(270)	—
Provision for doubtful accounts receivable	(213)	147	(194)	156
Provision for slow-moving and obsolete inventories and valuation reserves	(756)	3,573	(1,400)	3,281
Provision for warranties	(309)	60	(157)	170
Loss on dispositions of property and equipment	96	3	203	38
Changes in operating assets and liabilities:
Accounts Receivable	(399)	(714)	2,240	4,313
Inventories	1,817	975	5,151	(5,018)
Prepaid and other assets	322	185	161	(123)
Accounts payable	(586)	(90)	(1,759)	(4,035)
Accrued and other liabilities	173	(628)	(260)	(1,389)
Deferred revenue	(11)	—	5	(93)
Total adjustments	668	4,902	5,393	322
Net cash used in operating activities	(1,190)	(2,903)	(5,874)	(16,553)

Cash flows from investing activities:
Acquisitions of property and equipment	(8)	(149)	(162)	(1,624)
Proceeds from the sale of property and equipment	—	25	97	27
Net cash used in investing activities	(8)	(124)	(65)	(1,597)

Cash flows from financing activities:
Proceeds from exercises of stock options and employee stock purchase plan purchases	25	69	130	455
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	—	—	(49)	—
Common stock withheld to satisfy exercise price and income tax withholding on option exercises	—	—	—	(309)
Net cash provided by financing activities	25	69	81	146

Effect of exchange rate changes on cash	(1)	—	(10)	5

Cash flows used for continuing operations	(1,174)	(2,958)	(5,868)	(17,999)
Cash flows used for discontinued operations - operating	—	—	—	(12)
Net decrease in cash and cash equivalents	(1,174)	(2,958)	(5,868)	(18,011)
Cash and cash equivalents at beginning of year	11,935	19,587	16,629	34,640
Cash and cash equivalents at end of period	$10,761	$16,629	$10,761	$16,629

Classification of cash and cash equivalents:
Cash and cash equivalents	10,419	16,287	11,593	16,287
Restricted cash held	342	342	342	342
Cash and cash equivalents at end of period	$10,761	$16,629	$11,935	$16,629

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Non-GAAP Measures

In addition to the results provided in accordance with U.S. GAAP, we may provide certain non-GAAP measures, which present operating results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, for the three and twelve months ended December 31, 2017, include adjustments for our restructuring expenses.

We believe that our use of non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. We believe that the disclosure of these non-GAAP measures are useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.

These non-GAAP financial measures are not intended to replace U.S. GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies.

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Total operating expenses	$3,500	$6,717	$16,102	$24,507
Less: Impairment loss	(185)	(857)	(185)	(857)
Less: Restructuring	(128)	—	(1,662)	—
Operating expenses, excluding restructuring	$3,187	$5,860	$14,255	$23,650

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net loss	$(1,858)	$(7,805)	$(11,267)	$(16,887)
Add: Impairment loss	185	857	185	857
Add: Restructuring	128	—	1,662	—
Net loss, excluding restructuring	$(1,545)	$(6,948)	$(9,420)	$(16,030)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877